Question 77C and 77M: Submission of matters to a vote of security holders and Mergers

A special meeting of the Shareholders of the J.P. Morgan Quality Bond Portfolio and Met/Putnam Research
Portfolio held on November 12, 2004. The results of votes taken among shareholders on proposals before them are reported below.


1. To approve an Agreement and Plan of
 Reorganization for the sale of all
of the assets of J.P. Morgan
 Quality Bond Portfolio to, and the
 assumption of all of the
 liabilities of J.P. Morgan Quality
Bond Portfolio by PIMCO
 Total Return Portfolio, a series
of the Met Investors Series
Trust, in exchange for shares of
PIMCO Total Return Portfolio
 and the distribution of such shares
to the shareholders of J.P.
 Morgan Quality Bond Portfolio in
complete liquidation of the
J.P. Morgan
Quality Bond Portfolio.



FOR

AGAINST

ABSTAIN
J.P. Morgan
Quality Bond Portfolio
13,013,951
430,795
717,637


2. To approve an Agreement and Plan
of Reorganization for the sale of all of the assets of Met/Putnam Research Portfolio to, and the assumption of all of the liabilities of Met Putnam Research Portfolio by Oppenheimer
 Capital Appreciation Portfolio, a series of the Met
Investors Series Trust,
 in exchange for shares of Oppenheimer Capital
Appreciation Portfolio and the
distribution of such shares to the shareholders
 of Met/Putnam Research Portfolio
in complete liquidation of the Met/Putnam
Research Portfolio.




FOR

AGAINST

ABSTAIN
Met/Putnam Research
Portfolio
12,697,420
269,210
751,244